Exhibit 21.1

ENTITY	JURISDICTION OF INCORPORATION	D/B/A JURISDICTION

Victor Capital Group, L.P.	Delaware
VIC, Inc.	Delaware	Vic NY
Capital Trust RE CDO 2004-1 Corp.	Delaware
Capital Trust RE CDO 2004-1 LTD	Cayman Islands
Capital Trust RE CDO Depositor, Corp.	Delaware
CT RE CDO 2004-1 Sub, LLC	Delaware
CT LF Funding Corp.	Delaware
CT BSI Funding Corp.	Delaware
CT-F2-GP, LLC	Delaware
CT-F2-LP, LLC	Delaware
CT Investment Management Co., LLC	Delaware
CT RE CDO 2005-1 Corp.	Delaware
Capital Trust RE CDO 2005-1 LTD	Cayman Islands
CT RE CDO 2005-1 Sub, LLC	Delaware
CT CDO III, LLC	Delaware
CT CDO III LTD.	Cayman Islands
CT CDO III Corp.	Delaware